Exhibit 99.1

   Network Engines Reports GAAP Profit for Its Fiscal Third Quarter


    CANTON, Mass.--(BUSINESS WIRE)--July 24, 2003--

   Achieves Seventh Consecutive Quarter of Revenue Growth; Signs New
     Appliance Development and Distribution Partnership Agreements

    Network Engines, Inc. (Nasdaq: NENG), a leading development, manufacturing and distribution partner for storage and security software and equipment providers, today reported achievement of a key milestone by announcing GAAP profitability in its fiscal third quarter for the period ending June 30, 2003.
    Net revenues for the fiscal third quarter of 2003 increased 39 percent to $27.0 million, compared to $19.4 million reported in the fiscal second quarter of 2003. The Company reported net income on a GAAP basis of $408,000, or $0.01 per share, for the third quarter compared to a net loss of $684,000, or a loss of $0.02 per share, in the quarter ended March 31, 2003.
    "We are extremely pleased to report strong third quarter results that include profitability with double-digit revenue growth," said John Curtis, president and Chief Executive Officer of Network Engines. "We are building a growing and profitable business helping software companies address user needs for rapid, easy deployment of applications and we see a growing trend toward the use of appliances. We achieved significant progress in all areas of our business, including the recent signing of new agreements with FalconStor Software, Inc., Authenex, Inc. and Bocada, Inc. to build and distribute appliances for each of them."

    Third Quarter Highlights

    Financial Performance

    -- Net income increased to $408,000, or $0.01 per share, exceeding previous guidance.

    -- Net revenues increased 39 percent sequentially to $27.0 million, exceeding previous guidance. Sales to a single customer were 48 percent of total net revenues in the third quarter, compared to 42 percent of total net revenues in the quarter ended March 31, 2003.

    -- Cash and cash equivalents totaled $38.6 million at the close of the quarter, compared to $38.8 million at the close of the prior quarter, exceeding previous guidance.

    -- Gross margin of 20.6 percent, in line with previous guidance, compared to 20.9 percent in the prior quarter.

    -- Operating expenses of $5.3 million, in line with previous guidance, compared to $4.9 million in the prior quarter.

    OEM Appliance Achievements

    The OEM appliance business performed strongly during the third fiscal quarter with revenues increasing by 57 percent to $14.4 million, compared to $9.2 million in the prior quarter. The Company continued to make good progress in developing and strengthening its relationships with new and existing partners. Achievements during the quarter included:

    -- Partnered with Ipsum Networks, who announced availability of an appliance for analysis of IP routed networks.

    -- Existing partners announced the availability of new appliance products during the quarter, including the following:

        -- SilentRunner, Inc. announced availability of Enterprise Edition, an appliance-based solution that bridges the gap between security and network management;

        -- Network Intelligence, Inc. announced availability of a third network security and event management appliance;

        -- Sonexis, Inc. announced the availability of Conference Manager 3.0, an in-house audio and web conferencing system; and

        -- Proficient Networks, Inc. announced availability of a new release of Pathfinder software for the Network Policy
            Engine appliance.

    Distribution Operations Achievements

    Revenues from distribution operations increased by 24 percent to $12.6 million, compared to $10.2 million in the prior quarter.
Achievements during the quarter included:

    -- The Company announced that it had begun to expand its distribution offerings to include information security products.

    -- New appliance development and distribution agreements were recently signed with:

        -- FalconStor Software, Inc, a leading developer of network storage infrastructure software solutions;

        -- Authenex, Inc., a provider of strong (two-factor) e-security applications; and

        -- Bocada, Inc, the maker of BackupReport(R), a solution for backup reliability and efficiency.

    -- New distribution agreements were announced with cipherOptics, ServGate Technologies and American Megatrends.

    Business Outlook

    Based on current forecasts from certain partners and historical and seasonal trends, the Company anticipates the following for its fourth fiscal quarter ending September 30, 2003:

    --  Net revenues in the range of $27 million to $29 million.

    --  OEM appliance revenues between $15.5 and $16.5.

    --  Distribution revenues between $11.5 and $12.5.

    --  Operating expenses between $5.4 million and $5.7 million.

    --  Gross margins in the range of 19 percent to 21 percent.

    -- Net income on a GAAP basis in the range of $200,000 to $500,000, or approximately $0.01 per share.

    --  Cash position between $33 million and $35 million.

    "Reaching profitability was an important financial goal for us," said Doug Bryant, vice president of finance and administration and Chief Financial Officer. "Going forward, we will continue to invest in areas of our business that offer the best potential for long-term growth while keeping our focus on maintaining and growing profitability."

    Conference Call Details

    In conjunction with this announcement, Network Engines will host a conference call today at 10:00 a.m. ET to discuss the fiscal 2003 third quarter results. The conference call will be available live at the Company's website at www.networkengines.com and will be archived on the site.

    About Network Engines

    Network Engines (NASDAQ: NENG) is a leading development, manufacturing and distribution partner for storage and security software and equipment providers worldwide. The Company works with its software partners to develop, manufacture, and distribute server appliances for mission-critical storage and security networking applications. Network Engines' distribution operations offer a full complement of appliances, related products and components to over 500 value-added resellers and systems integrators who provide storage and security networking solutions to the enterprise. Headquartered in Canton, Massachusetts, Network Engines was founded in 1997. For additional information on the Company's products and services visit www.networkengines.com.

    Safe Harbor for Forward-Looking Statements

    Statements in this press release regarding Network Engines' future financial performance including statements regarding future revenue, gross margins, operating expenses, net income and cash position, and any other statements about Network Engines' management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2002 and most recent Form 10-Q for the quarter ended March 31, 2003 under the section "Factors That May Affect Future Operating Results" as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. The Company assumes no obligations to update the information included in this press release.

    Network Engines, the Network Engines logo, TidalWire and the
TidalWire logo are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.




                         Network Engines, Inc.
            Condensed Consolidated Statements of Operations
                 (in thousands, except per share data)
                              (unaudited)

                           Three Months Ended        Nine Months Ended
                         --------------------------- -----------------
                         June 30, March 31, June 30,     June 30,
                           2003      2003     2002     2003      2002
                         -------- --------- --------  ------   -------


 Net revenues            $27,003  $19,427  $ 4,130  $ 52,418 $  9,265
 Cost of revenues         21,448   15,366    3,407    41,450    8,319
                         -------- --------- --------  ------   -------

   Gross profit            5,555    4,061      723   10,968       946

 Operating expenses:
   Research and
    development            1,096      917      914    2,807     3,717
   Selling and marketing   1,933    1,564      874    4,372     2,846
   General and
    administrative         1,741    1,899    1,088    4,623     3,734
   Stock compensation        229      279      237      700     4,072
   Amortization of
    intangible assets        254      254        -      508         -
   Restructuring and other
    charges                    -      (30)     353      884       353
                         -------- --------- -------- -------   -------

     Total operating
      expenses             5,253    4,883    3,466   13,894    14,722

 Income (Loss) from
  operations                 302     (822)  (2,743)  (2,926)  (13,776)
 Other income                106      138      324      471     1,270
                         -------- --------- -------- -------   -------

 Net income (loss)       $   408  $  (684) $(2,419) $(2,455) $(12,506)
                         ======== ========= ======== =======   =======

 Net income (loss) per
  share - basic          $  0.01  $ (0.02) $ (0.08) $ (0.08) $  (0.38)
                         ======== ======== ======== ========   =======

 Net income (loss) per
  share - diluted        $  0.01  $ (0.02) $ (0.08) $ (0.08) $  (0.38)
                         ======== ========= ======== =======   =======

 Shares used in computing
  basic net income (loss)
  per share               33,749   33,524   32,176   32,576    32,789

 Shares used in computing
  diluted net income
  (loss) per share        38,953   33,524   32,176   32,576    32,789


                         Network Engines, Inc.
                 Condensed Consolidated Balance Sheets
                            (in thousands)

                                             June 30,   September 30,
                                               2003        2002
                                           (unaudited)
                                           -----------  -------------

 ASSETS

 Current assets:

   Cash and cash equivalents              $   38,585    $   46,552
   Short-term investments                          -         8,546
   Restricted cash                                47         1,098
   Accounts receivable, net                   11,781         2,729
   Inventories                                10,009         1,956
   Other current assets                          981         1,065
                                            ---------     ---------

     Total current assets                     61,403        61,946

 Property and equipment, net                   1,770         2,236
 Goodwill                                      7,785             -
 Intangible assets                             4,564             -
 Other assets                                     55            28

                                            ---------     ---------

      Total assets                        $   75,577    $   64,210
                                            =========     =========

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:

   Accounts payable                           $9,120    $    1,474
   Accrued liabilities                         2,936         1,468
   Current portion of accrued
    restructuring and other charges              537           355
   Deferred revenue                              199            23
   Current portion of capital leases and
    notes payable                                  2            14
                                            ---------     ---------

     Total current liabilities                12,794         3,334

 Long-term portion of accrued
  restructuring and other charges                303             -

 Stockholders' equity:
  Common stock                                   366           357
  Treasury stock                              (2,838)       (4,707)
  Additional paid-in capital                 175,645       174,252
  Deferred stock compensation                   (675)       (1,185)
  Stockholder notes receivable                     -          (281)
  Accumulated other comprehensive income           -             3
  Accumulated deficit                       (110,018)     (107,563)
                                            ---------     ---------

     Total stockholders' equity               62,480        60,876

                                            ---------     ---------

      Total liabilities and stockholders'
       equity                             $   75,577    $   64,210
                                            =========     =========



    CONTACT: Network Engines, Inc.
             Jim Herlihy, 781-332-1051
             james.herlihy@networkengines.com
              or
             FD Morgen-Walke
             Ian Bailey, 212-850-5600
             ibailey@fdmw.com